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EXHIBIT 99.1

ISIS PHARMACEUTICALS AND EYETECH PHARMACEUTICALS
SIGN INTELLECTUAL PROPERTY LICENSE AGREEMENT

Carlsbad, CA—January 7—Isis Pharmaceuticals, Inc. (NASDAQ: ISIP) announced today that it has entered into an intellectual property licensing agreement with Eyetech Pharmaceuticals, Inc. Eyetech, which is a privately held company, has licensed Isis' patents necessary for Eyetech to develop, make and commercialize EYE001, a non-antisense compound for the treatment of ophthalmic diseases.

EYE001 is an aptamer that inhibits vascular endothelial growth factor (VEGF). The aptamer is an oligonucleotide that acts like a high affinity antibody to VEGF. This anti-VEGF aptamer blocks blood vessel growth and inhibits neovascularization in preclinical models.

Eyetech will pay Isis upfront fees, milestone and royalty payments in the multi-million dollar transaction in exchange for non-exclusive, worldwide rights to the intellectual property licensed from Isis.

"We are very pleased to be supportive of the exciting work Eyetech is doing in ophthalmic disease. Our relationship with Eyetech is consistent with our overall business strategy to continually leverage the value of our patent portfolio, which we have systematically built over the course of the company's 12-year history," said B. Lynne Parshall, Isis' Executive Vice President. "Our chemistry patent portfolio is the product of broad-based basic research that is relevant to drug discovery and extends beyond the realm of antisense therapeutics and functional genomics. We are actively creating opportunities for the industry to access our portfolio to help create drugs for patients in need."

Isis' chemistry suite of patents represents a subset of Isis' overall intellectual property estate of nearly 900 issued patents that Isis owns or exclusively licenses, covering RNA-based drug discovery and development. More specifically, the estate covers the use of

RNA/DNA oligonucleotides, or antisense inhibitors, in gene functionalization and target validation, including: chemistries; antisense inhibitor designs called "motifs;" methods of use of antisense inhibitors; and mechanisms of action by which antisense inhibitors inactivate an RNA target.

Eyetech Pharmaceuticals, Inc. is a privately-held, New York based biopharmaceutical company dedicated to developing and commercializing novel drugs to reduce and prevent vision loss caused by eye disease. The company is also focused on developing new technologies to deliver drugs safely to the back of the eye. Additional information about Eyetech is available at www.eyetk.com.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene® (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 13 products in its development pipeline with two in Phase III and seven in Phase II human clinical trials. ISIS 3521, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer, and alicaforsen (ISIS 2302), an ICAM-1 inhibitor, is also in Phase III trials for Crohn's disease. Isis has a broad patent estate as the owner or exclusive licensee of nearly 900 issued patents worldwide. Isis' GeneTrove™ division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics™ is a division focused on the discovery of small molecule drugs that bind to RNA. Additional information about Isis is available at www.isip.com.

This press release contains forward-looking statements concerning the intellectual property position of Isis Pharmaceuticals, Inc. and the company's relationship with Eyetech Pharmaceuticals, Inc. and the potential of EYE001. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and financing such activities. Actual results could differ materially from those projected in this release. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail in the Company's Quarterly Report on Form 10Q, for the period ended September 30, 2001, which is on file with the U.S. Securities and Exchange Commission, copies of which are available from the company.

Vitravene® (fomivirsen) is a trademark of Novartis AG.
GeneTrove™ and Ibis Therapeutics™ are trademarks of Isis Pharmaceuticals, Inc.

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EXHIBIT 99.1
ISIS PHARMACEUTICALS AND EYETECH PHARMACEUTICALS SIGN INTELLECTUAL PROPERTY LICENSE AGREEMENT